Exhibit (e)(1)

Confidentiality Agreement

between

Schering AG

13353 Berlin

(“Schering”)

and

Bayer AG, 51368 Leverkusen

(“Bayer”)

(“Schering and Bayer together, the “Parties”)

Recitals

1.	On March 13, 2006, Merck KGaA (,,Merck“) announced its decision to make a takeover offer to the shareholders of Schering (the “Takeover Offer”) pursuant to Section 29, paragraph 1, of the German Takeover Act. In the Takeover Offer Merck intends to offer € 77.00 of consideration in cash per Schering share.

2.	The Parties desire to enter into discussions to consider the possibility of and preconditions for a competing offer by Bayer or a 100% owned subsidiary of Bayer (the “Competing Offer”).

3.	In the course of these discussions, Schering will provide Bayer with Confidential Information within the meaning of Section 1(1) of this Agreement.

Further, Schering is also considering providing Confidential Information within the meaning of Section 1(1) of this Agreement in connection with the Competing Offer after Bayer’s decision (the “Takeover Decision”) to make a Competing Offer pursuant to Section 10, paragraph IS.I of the German Takeover Act.

4.	Bayer has not made any decisions regarding a Takeover Offer at this time.

Based upon the foregoing, the Parties agree as follows:

Section 1

Confidentiality

1.	Bayer agrees to treat confidentially all information that Bayer receives from Schering for the purpose of considering a Competing Offer or after the Takeover Decision in connection with the Competing Offer and that Bayer was not already aware of and that was not publicly known (the “Confidential Information”). The details are further specified in the attached Confidentiality Agreement.

2.	The Parties are obligated to keep confidential this Agreement and the execution and content of this Agreement as well as the discussions taking place between the Parties, especially indications of the price of a potential Competing Offer. The obligations of the Parties pursuant to this Section 1 (2) shall no longer apply at the time of the announcement of a decision to make the Takeover Offer pursuant to Section 10, paragraph 3, sentence 1 of the German Takeover Act. In addition, Section 4 of the attached Confidentiality applies with respect hereto.

3.	If information should become known by the market prior to the announcement of a Takeover Decision, which requires the Parties to take a position, the Parties will inform each other and will coordinate their communication to third parties.

Section 2

No Duty to Submit an Offer

Bayer is not required to submit the Competing Offer.

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Section 3

Miscellaneous

1.	Amendments and additions to this Agreement - including this provision - are only valid if made in written form, unless a stricter form is required by law.

2.	Should any provision of this Agreement be or become invalid or unenforceable, or should this Agreement be incomplete, the validity of the remaining provisions shall not be affected. The Parties shall be required to agree upon a valid provision which, to the extent legally possible, comes as close as possible in economic substance to what the parties would have agreed upon, if they had considered the matter at the time this Agreement was entered into.

3.	The courts of Berlin shall have exclusive jurisdiction for any dispute in relation with this Agreement.

Berlin, March 19, 2006

(Schering AG)	(Bayer AG)

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Confidentiality Agreement

between

Schering AG
13353 Berlin
(“Schering”)
and
Bayer AG
51368 Leverkusen
(“Recipient”)

1.	Purpose of the Confidentiality Agreement

In connection with an evaluation of the possibility of an acquisition of shares of Schering (the “Proposed Transaction”), Schering and/or Schering’s advisors and/or companies affiliated with Schering as set out in Sections 15 et seq. Stock Corporation Act (Aktiengesetz) (such companies, including Schering, collectively, the “Affiliates”) will furnish the Recipient with confidential information.

In view of the economic value of such confidential information for Schering, the Recipient undertakes (i) to keep such information confidential and (ii) to use the confidential information only for the purpose of evaluating the Proposed Transaction.

2.	Confidential Information

For purposes of this agreement, the term “Confidential Information” shall include (i) all information (whether prepared by Schering or otherwise) furnished to the Recipient by or on behalf of Schering, its Affiliates or Schering’s advisors, regardless of whether such information is furnished in writing, orally, in electronic form or otherwise, and (ii) all analyses, compilations, studies or other documents (regardless of the form in which any such analyses, compilations, studies or other documents are maintained) prepared by the Recipient or any of Recipient’s affiliates, officers, directors, employees or financial or legal advisors which contain or otherwise reflect any information as referred to in (i). In particular, Confidential Information shall include without limitation all information about the business, business processes, products, R&D activities, etc. of Schering and Schering’s Affiliates.

Confidentiality Agreement

3.	Exceptions

“Confidential Information” does not include any information which

3.1	at the date of the execution of this agreement was publicly known or publicly available or thereafter becomes publicly known or publicly available without any violation of this agreement on the part of the Recipient or any of its officers, directors, employees or legal, financial or other advisors;

3.2	is or becomes available to the Recipient from a source other than Schering or its Affiliates or Schering’s advisors, provided that, to the Recipient’s knowledge after reasonable inquiry, such source was not prohibited from disclosing such information to the Recipient by a legal, contractual or fiduciary obligation owed to Schering;

3.3	can be proven by the Recipient to be known by him or any of its affiliates, representatives or advisors prior to the disclosure of such information by Schering or any of its Affiliates or advisors; or

3.4	Schering has consented to be disclosed.

4.	Permitted Disclosure

4.1	Subject to the conditions set forth in Section 6, Confidential Information shall only be disclosed to

4.1.1	the Recipient’s officers, directors, employees, financial and legal advisors (including, but not limited to, investment banks, lawyers, tax advisors and accountants) and financing institutions who need to know such Confidential Information for the purposes of assisting the Recipient in its evaluation of the Proposed Transaction (collectively, the “Authorized Recipients”);

4.1.2	the public, public authorities and courts to which the Recipient is under a mandatory obligation to disclose Confidential Information.

4.2	The Recipient shall promptly inform Schering if the Recipient obtains knowledge, or has reason to believe, that Confidential Information has or may have been made available to non-authorized third parties.

Confidentiality Agreement

5.	Disclosure to and Liability for Authorized Recipients

5.1	The Recipient shall transmit Confidential Information to the Authorized Recipients only if the Recipient has ensured by means of appropriate arrangements with the Authorized Recipients that they will observe the confidentiality obligations set forth in this agreement to the same extent as if they were parties hereto.

5.2	The Recipient shall in an appropriate manner monitor the maintenance of secrecy of the Confidential Information by Authorized Recipients.

6.	Scope of the Confidentiality Obligation

In particular, the scope of the confidentiality obligation includes, without limitation, that

6.1	the Confidential Information will only be used in connection with the evaluation of the Proposed Transaction and shall be made available only to those of the Recipient’s Authorized Recipients who participate in such evaluation;

6.2	the Confidential Information shall be kept strictly confidential and shall not be disclosed, in whole or in part, to any person, except as permitted in this agreement;

6.3	any duplication of Confidential Information shall be limited to the extent absolutely necessary;

6.4	the Confidential Information shall not be used by the Recipient and its Authorized Recipients or third parties in which the Recipient has an interest or to which the Recipient has other contractual relationships, directly or indirectly, for any purpose other than permitted under the terms of this agreement, in particular not for competition purposes;

6.5	the Recipient and its Authorized Recipients shall not contact any of the directors, employees and advisors of Schering or of its Affiliates in the context of the Proposed Transaction unless they have been specifically designated by Schering for this purpose; and

6.6	the Recipient shall take all appropriate action to prevent the non-authorized access of third parties to Confidential Information.

Confidentiality Agreement

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7.	Obligation to Return/Destroy

Should the Recipient determine not to pursue the Proposed Transaction, the Recipient will promptly notify Schering of such decision. At the time of such notice, or if, at any earlier time, Schering so directs (whether or not the Recipient determines to pursue the Proposed Transaction), the Recipient and its Authorized Recipients will, as far as technically reasonably possible, promptly return to Schering all Confidential Information including all copies, extracts or other reproductions (regardless of the form in which such reproductions are maintained) or, if Schering so directs, Recipient and its Authorized Recipients will destroy such Confidential Information. Confidential Information which consists of analyses, compilations, studies or other documents (regardless of the form in which any such analyses, compilations, studies or other documents are maintained) prepared by Recipient or any of its Authorized Recipients (the “Analyses”) shall in any case be destroyed. Upon Schering’s request, the Recipient shall confirm in writing his compliance with the requirements set forth in this Section 7.

8.	Exclusion of Liability

Neither Schering nor its shareholders, Affiliates or advisors nor any of their respective directors or employees or representatives shall be liable for the completeness and accuracy of the Confidential Information or non-confidential information which were made available to the Recipient or any of its Authorized Recipients. It is in the Recipient’s sole responsibility to evaluate the Proposed Transaction. Neither Schering, its board members or employees nor Schering’s Affiliates or advisors shall have any liability to the Recipient or its Authorized Recipients for any damages relating to or arising from their use of Confidential Information or non-confidential information which were made available to them.

9.	Insider Trading

The Recipient is aware that the Confidential Information or part thereof may constitute insider information (Insiderinformationen) as defined in Section 13 (1) of the Securities Trading Act (Wertpapierhandelsgesetz). The Recipient will take or has taken appropriate steps to ensure that all Authorized Recipients and other persons who may have gained knowledge of Confidential Information through the Recipient or his Authorized Recipients will comply with all restrictions applying to insider information under the Securities Trading Act.

10.	Term

This agreement shall remain in effect until the earlier of (i) the fifth anniversary of the date hereof or (ii) the date of the consummation of any of the Proposed Transaction involving the Recipient.

Confidentiality Agreement

11.	Amendments

Amendments and additions to this Confidentiality Agreement are only valid if they have been made in writing. This also applies to a waiver of this written form requirement.

12.	Severability

Should any provision of this Confidentiality Agreement, in whole or in part, be or become invalid or unenforceable, the validity of the remaining provisions shall not be affected. In lieu of the invalid or unenforceable provision a provision shall apply which, to the extent legally possibly, comes as close as possible to what the parties had intended or would have intended, according to the spirit and purpose of this Agreement, if they had considered the matter.

13.	Governing Law and Jurisdiction

This Confidentiality Agreement shall be governed by, and construed in accordance with, the laws of Germany. The courts of Berlin shall have exclusive jurisdiction. At the choice of Schering, Recipient may also be sued at its seat of registered office.

Berlin, March 19, 2006	Schering AG

By:

By:

Bayer AG

By:

By:

Confidentiality Agreement